Exhibit 10.1

ENERGOUS CORPORATION

December 6, 2021

Cesar Johnston

Dear Cesar:

Congratulations on your promotion. This offer letter sets forth the terms of your employment with Energous Corporation (the “Company”) following the date of execution (the “Effective Date”).

1. Position. Your title will be Chief Executive Officer and you will report to the Company’s Board of Directors (the “Board”). This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company or that would, directly or indirectly, constitute your engagement in or participation in any business that is competitive in any manner with the business of the Company. By signing this offer letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. Your principal location of employment will be the Company’s headquarters in San Jose, California.

Cash Compensation. The Company will pay you an annual base salary at the rate of $400,000.00 per year, payable in accordance with the Company’s standard payroll schedule, beginning on the first payroll date following the Effective Date. This compensation rate will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. With your specific position, beginning in 2022, you will be eligible to receive a discretionary annual bonus of up to 100% of your base salary (the “Target Bonus”), based on both Company and individual objectives, as determined and at the discretion and recommendation of the Compensation Committee and approval of the Board. The Target Bonus payments shall be paid within the Section 409A short term deferral period (to the extent required) following the approval by the Board. To earn any Target Bonus payment, the Executive must be employed by the Company on the last day of such Target Bonus period, except as set forth in that certain Amended and Restated Severance and Change in Control Agreement between you and the Company dated as of December 6, 2021 (the “Severance and CIC Agreement”).

You will receive a special one-time sign-on bonus in the amount of $120,000.00, payable in two equal installments of $60,000.00 each, with the first installment payable on the first payroll date in 2022 (the “First Installment”), and the second installment payable on the first payroll date following the first anniversary of the Effective Date, subject to your continued employment through each such date. In the event your employment with the Company terminates prior to the one-year anniversary of the Effective Date for any reason other than a termination without “Cause,” you will be required to reimburse the Company as to the full amount of the signing bonus (less taxes withheld by the Company). The Company shall have a right to offset any such reimbursement against any sums it might otherwise owe to you in the event of such termination. For purposes of this offer letter, “Cause” shall have the meaning set forth in the Severance and CIC Agreement.

2. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits to the extent that you comply with the eligibility requirements of each such benefit plan. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

3. Equity. Subject to the approval of the Board or its Compensation Committee, you will be granted 150,000 restricted stock units to acquire shares of the Company’s common stock (“RSUs”). 1/3rd (50,000) of the RSUs will vest on the first anniversary of the Effective Date, and the remaining 2/3rds (100,000) of the RSUs will vest in eight equal installments of 12,500 each on each quarterly anniversary thereafter, in each case, subject to your continuing to provide services to the Company through such dates. The RSUs will be subject to the terms and conditions applicable to RSUs granted under the Company’s 2013 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable restricted stock unit agreement. Executive will also be eligible for an additional equity award in the amount of 287,000 performance share units to acquire shares of the Company’s common stock that will vest up to 1/3rd per year over a three-year period commencing January 1, 2022 and ending December 31, 2024, upon the achievement of performance criteria to be mutually established by you and the Compensation Committee (“PSUs”), with the specific terms of vesting of such PSUs, to be determined at the discretion and recommendation of the Compensation Committee and approval of the Board. Further, you will be eligible for an additional award of up to 25,000 PSUs per calendar year, for 2022, 2023 and 2024, respectively, based on outperformance per calendar year, as determined by the Compensation Committee and approval of the Board.

In addition to the RSUs and PSUs, you will be granted an option to purchase 300,000 shares of the Company’s common stock (the “Option”). The exercise price of the Option shall be the fair market value of the Company’s common stock on the date of grant and shall vest 50% (150,000) on the second anniversary of the Effective Date, 25% (75,000) on the third anniversary of the Effective Date and 25% (75,000) on the fourth anniversary of the Effective Date, respectively, in each case, subject to your continuing to provide services to the Company through such dates.

4. Confidential Information and Invention Assignment Agreement. You hereby acknowledge that you will continue to be bound by the Company Confidential Information and Invention Assignment Agreement between you and the Company.

5. No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this offer letter. You shall not use or disclose, in connection with your employment, any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and you confirm that your employment with the Company does not infringe or violate the rights of any other person.

6. At Will Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice. Any contrary representations that may have been made to you are superseded by this offer letter. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Board. Notwithstanding the forgoing, you may become entitled to certain benefits under termination of your employment under certain circumstances under that certain Severance and CIC Agreement.

7. Tax Matters.

(a) Withholding. All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

8. Complete Agreement, Interpretation, Amendment and Enforcement.

(a) This offer letter, the Severance and CIC Agreement, and the Confidential Information and Invention Assignment Agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior or contemporaneous agreements, representations or understandings (whether written, oral or implied) between you and the Company. At all times during your employment, you agree to abide by the Company’s employment policies and procedures, as such policies and procedures are in effect.

(b) This offer letter may not be amended or modified, except by an express written agreement signed by both you and a duly authorized member of the Board. The terms of this offer letter and the resolution of any disputes as to the meaning, effect, performance or validity of this offer letter or arising out of, related to, or in any way connected with, this offer letter, your employment with the Company or any other relationship between you and the Company (collectively, “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company agree that any and all Disputes, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in Santa Clara County, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California, in connection with any Dispute or any claim related to any Dispute.

[Signature Page to Offer Letter Follows]

Congratulations again on your promotion! We are looking forward to you continuing in your new role and the contributions we anticipate you making at Energous.

ENERGOUS CORPORATION

/s/ Daniel Fairfax

By: Daniel Fairfax
Title: Director

I have read and accept this employment offer:

CESAR JOHNSTON

/s/ Cesar Johnston
Signature

December 6, 2021
Date

[Signature Page to Offer Letter]